Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the Ameriprise Financial Deferred Equity Program for Independent Financial Advisors, of our reports dated February 26, 2008, with respect to the consolidated financial statements of Ameriprise Financial, Inc. and the effectiveness of internal control over financial reporting of Ameriprise Financial, Inc., incorporated by reference in its Annual Report (10-K) for the year ended December 31, 2007, and financial statement schedule of Ameriprise Financial, Inc. included therein, filed with Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 5, 2008